Exhibit 99.1

Willdan Group Reports

First Quarter 2021 Results

ANAHEIM, Calif. –May 6, 2021 – Willdan Group, Inc. (“Willdan”) (Nasdaq: WLDN), a provider of professional technical and consulting services, today reported financial results for its first quarter ended April 2, 2021.

First Quarter 2021 Summary

●	Consolidated contract revenue of $79.1 million, a decrease of 25.4%
●	Net revenue of $48.0 million, a decrease of 3.3%
●	Net loss of $3.8 million, or $(0.31) per diluted share
●	Adjusted net income of $2.7 million, or $0.22 per diluted share
●	Adjusted EBITDA of $4.7 million, or 9.7% of net revenue
●	Cash provided by operating activities of $5.6 million

“In the first quarter, net income and adjusted EBITDA were better than the year ago period as we leveraged cost reductions and improved our revenue mix," said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer. “We’re encouraged by improving conditions in our end markets, including California, where re-openings have commenced. A portion of the LADWP program resumed in April, and we now expect all programs to resume by early in the third quarter. We have now received three CPUC approvals on our new CA IOU contracts, and expect the remainder of approvals in the next few months. Additionally, we have signed a seventh CA IOU contract with Southern California Gas, valued at approximately $12 million.”

First Quarter 2021 Financial Results

Consolidated contract revenue for the first quarter of 2021 was $79.1 million, a decrease of 25.4% from $106.0 million for the first quarter of 2020. Consolidated contract revenue for the Energy segment was $62.0 million for the first quarter of 2021, a decrease of 29.4% from the first quarter of 2020, primarily as a result of decreased contract revenues from our direct install programs for small businesses combined with the impact of having one fewer week in our first fiscal quarter of fiscal year 2021 as compared to our first fiscal quarter of fiscal year 2020. Contract revenues for our direct install programs for small businesses decreased as a result of the business suspensions resulting from the Covid-19 pandemic and efforts to limit its spread that started in March 2020, which continue to impact our operations.

Consolidated contract revenue for the Engineering and Consulting segment was $17.0 million, a decrease of 6.3% from the first quarter of 2020, primarily due to the impact of having one fewer week in our first fiscal quarter of fiscal year 2021 as compared to our first fiscal quarter of fiscal year 2020. Contract revenue in our Engineering and Consulting segment has been less affected by Covid-19 than contract revenue in our Energy segment as the services provided in our Engineering and Consulting segment have generally been deemed “essential” by government authorities and have continued to operate while abiding social distancing measures.

Net Revenue for the first quarter of 2021 was $48.0 million, a decrease of 3.3% from $49.6 million for the first quarter of 2020 (see “Use of Non-GAAP Financial Measures” below). The decrease was primarily due to the business shutdowns related to the Covid-19 pandemic as noted above, which resulted in a lower percentage of subcontractor costs compared to revenue. Net Revenue for the first quarter of 2021 in the Energy segment was $32.7 million, a decrease of 5.1% from same period last year. Net Revenue for the first quarter of 2021 in the Engineering and Consulting Segment was $15.2 million, remaining flat when compared to the same period last year.

Direct costs of contract revenue were $47.0 million for the first quarter of 2021, a decrease of 37.7%, from $75.3 million for the first quarter of 2020. The decrease was primarily as a result of decreased contract revenues from our direct install programs for small businesses in our Energy segment, the impact of having one fewer week in our first fiscal quarter of fiscal year 2021 as compared to our first fiscal quarter of fiscal year 2020, and the reduction in pass-through construction management costs.

Total general and administrative expenses for the first quarter of 2021 was $36.3 million, a decrease of 6.8% from $39.0 million for the first quarter of 2020. The decrease was primarily attributed to the impact of having one fewer week in our first fiscal quarter of fiscal year 2021 as compared to our first fiscal quarter of fiscal year 2020.

Total other income (expense), net for the first quarter of 2021 was $1.0 million, a decrease of 30.5% from $1.5 million for the first quarter of 2020. The decrease was primarily due to lower interest expense as a result of lower interest rate borrowings under our credit facilities combined with the impact of having one fewer week in our first fiscal quarter of fiscal year 2021 as compared to our first fiscal quarter of fiscal year 2020.

Income tax benefit was $1.5 million for the first quarter of 2021, compared to income tax benefit of $1.6 million for the prior year period. The increase was primarily due to increased tax deductions and various tax credits.

Net loss for the first quarter of 2021 was $3.8 million, or $(0.31) per diluted share, as compared to net loss of $8.2 million, or $(0.71) per diluted share, for the first quarter of 2020. The increase in operating performance was primarily driven by cost control and the increase in higher margin business. Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for the first quarter of 2021 was $2.7 million, or $0.22 per diluted share, as compared to Adjusted Net Loss of $1.5 million, or $(0.13) per diluted share, for the first quarter of 2020.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $4.7 million for the first quarter of 2021, an increase of 257.8% from $1.3 million for the first quarter of 2020.

Liquidity and Capital Resources

As of April 2, 2021, we had $25.4 million of cash and cash equivalents. Cash flows provided by operating activities were $5.6 million for the first fiscal quarter of 2021, as compared to cash flows provided by operating activities of $16.5 million for the first fiscal quarter of 2020. Changes in cash flows provided by operating activities for the three months ended April 2, 2021 were primarily due to reductions in working capital requirements as a result of the reduction of revenues from the suspension of our small business energy programs in California.

As of April 2, 2021, we had $108.8 million outstanding on our credit facilities. We had no borrowings under our revolving credit facility with $50 million in available capacity. As a result of forecasted increased working capital requirements related to our $781 million in California Investor Owned Utility Contracts signed in December 2020, on April 30, 2021, we amended our credit agreement to, among other things, ensure an adequate margin for certain covenant compliance obligations. We believe that we have adequate resources and liquidity to fund cash requirements and debt repayments for the next 12 months.

The impact of the Covid-19 outbreak on our business, results of operations, financial condition and cash flows in future periods will depend largely on future developments, including the duration and spread of the outbreak in the U.S., the actions taken to contain the spread of Covid-19 or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume.

Environmental, Social and Governance (“ESG”)

Willdan views its ESG efforts as integral to its business, with initiatives consistent with its objective of long-term value creation. “Climate change mitigation is embedded in Willdan’s DNA, and our work tackles this essential challenge every day,” said Tom Brisbin, Chairman and Chief Executive Officer. “Our teams design, lead, and support projects that help customers reduce their carbon intensity to become cleaner, more sustainable organizations.” Willdan is committed to environmental stewardship; the health, welfare, and development of its employees; and the support of its local communities. For more information and to view Willdan’s inaugural sustainability report, visit the Willdan Group website at www.willdan.com.

First Quarter 2021 Conference Call

Willdan will be hosting a conference call related to first quarter earnings today, May 6, 2021, at 5:30 p.m. Eastern/2:30 p.m. Pacific. To access the call, listeners should dial 866-248-8441 approximately 10 minutes prior to the scheduled start time and enter confirmation code 7570216. The conference call will be webcast simultaneously on Willdan’s website at ir.willdangroup.com/events-presentations.

A replay of the conference call will be available until May 20, 2021 by calling 888-203-1112 and entering confirmation code 7570216.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” defined as contract revenue as reported in accordance with GAAP minus subcontractor services and other direct costs, is a non-GAAP financial measure, Net Revenue is a supplemental measure that Willdan believes enhances investors’ ability to analyze Willdan’s business trends and performance because it substantially measures the work performed by Willdan’s employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to Willdan’s clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in Willdan’s revenue when it is Willdan’s contractual responsibility to procure or manage such subcontracted activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of Willdan’s business trends. Accordingly, Willdan segregates subcontractor services and other direct costs from revenue to promote a better understanding of Willdan’s business by evaluating revenue exclusive of subcontract services and other direct costs associated with external service providers. A reconciliation of Willdan’s contract revenue as reported in accordance with GAAP to Net Revenue is provided at the end of this press release.

“Adjusted EBITDA,” defined as net income plus interest expense, income tax expense, stock-based compensation, interest accretion, depreciation and amortization, transaction costs and gain on sale of equipment, is a non-GAAP financial measure. Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure Willdan’s operating performance. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this press release.

“Adjusted Net Income,” defined as net income plus stock-based compensation, intangible amortization, interest accretion and transaction costs, each net of tax, is a non-GAAP financial measure.

“Adjusted Diluted EPS,” defined as net income plus stock-based compensation, intangible amortization, interest accretion and transaction costs, each net of tax, all divided by the diluted weighted-average shares outstanding, is a non-GAAP financial measure. Adjusted Net Income and Adjusted Diluted EPS are supplemental measures used by Willdan’s management to measure its operating performance. Willdan believes Adjusted Net Income and Adjusted Diluted EPS are useful because they allow Willdan’s management to more closely evaluate and explain the operating results of Willdan’s business by removing certain non-operating expenses. Reconciliations of net income as reported in accordance with GAAP to Adjusted Net Income and diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS are provided at the end of this press release.

Willdan’s definitions of Net Revenue, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS have limitations as analytical tools and may differ from other companies reporting similarly named measures or from similarly named measures Willdan has reported in prior periods. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue, net income and diluted EPS.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the impact of Covid-19 on Willdan’s business, Willdan’s ability to capitalize on increased energy efficiency spending in large markets and expected benefits from its acquisitions. All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the extent to which the Covid-19 pandemic and measures taken to contain its spread ultimately impact Willdan’s business, results of operation and financial condition, including the speed with which its various direct install programs for small businesses are able to resume normal operations following government mandated shutdowns and phased re-openings; and Willdan’s ability to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Important factors that could cause actual results to differ materially from its expectations include, but are not limited to, Willdan’s ability to adequately complete projects in a timely manner, Willdan’s ability to compete successfully in the highly competitive energy services market, changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts and to compete effectively for contracts awarded through bidding processes, Willdan’s ability to successfully integrate its acquisitions and execute on its growth strategy, Willdan’s ability to make principal and interest payments as they come due and comply with financial and other covenants in its credit agreement, and Willdan’s ability to obtain financing and to refinance its outstanding debt as it matures.

The factors noted above and risks included in Willdan’s other SEC filings may be increased or intensified as a result of the Covid-19 pandemic, including ongoing resurgences of the Covid-19 virus. The extent to which the Covid-19 pandemic ultimately impacts Willdan’s business, results of operations and financial condition will depend on future developments, which are highly uncertain and cannot be predicted. See the risk factor in Part II, Item 1A. “Risk Factors” in Willdan’s Quarterly Report on Form 10-K for the year ended January 1, 2021, “The Covid-19 pandemic and health and safety measures intended to reduce its spread have adversely affected, and may continue to adversely affect, our business, results of operations and financial condition.” for more information. All written and oral forward-looking statements attributable to Willdan, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements and risk factors disclosed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended January 1, 2021, as such disclosures may be amended, supplemented or superseded from time to time by other reports Willdan files with the Securities and Exchange Commission, including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release unless required by law.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

	April 2,	January 1,
	2021	2021
Assets
Current assets:
Cash and cash equivalents	$25,374	$28,405
Accounts receivable, net of allowance for doubtful accounts of $1,957 and $2,127 at April 2, 2021 and January 1, 2021, respectively	42,414	60,403
Contract assets	66,973	62,426
Other receivables	5,390	6,405
Prepaid expenses and other current assets	4,649	5,564
Total current assets	144,800	163,203
Equipment and leasehold improvements, net	12,777	12,506
Goodwill	130,124	130,124
Right-of-use assets	18,569	20,130
Other intangible assets, net	61,370	64,256
Other assets	2,041	5,993
Deferred income taxes, net	15,169	14,111
Total assets	$384,850	$410,323
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$26,250	$41,372
Accrued liabilities	37,872	41,754
Contingent consideration payable	9,843	12,321
Contract liabilities	8,714	7,434
Notes payable	14,488	14,996
Finance lease obligations	266	248
Lease liability	5,584	5,844
Total current liabilities	103,017	123,969
Contingent consideration payable	505	2,999
Notes payable	94,987	98,178
Finance lease obligations, less current portion	345	236
Lease liability, less current portion	14,285	15,649
Other noncurrent liabilities	80	128
Total liabilities	213,219	241,159

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000 shares authorized; 12,508 and 12,160 shares issued and outstanding at April 2, 2021 and January 1, 2021, respectively	125	122
Additional paid-in capital	155,116	149,014
Accumulated other comprehensive loss	(360)	(488)
Retained earnings	16,750	20,516
Total stockholders’ equity	171,631	169,164
Total liabilities and stockholders’ equity	$384,850	$410,323

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Three Months Ended
	April 2,	April 3,
	2021	2020

Contract revenue	$79,086	$106,026

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	15,820	18,915
Subcontractor services and other direct costs	31,134	56,420
Total direct costs of contract revenue	46,954	75,335

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	19,444	20,412
Facilities and facility related	2,643	2,694
Stock-based compensation	4,206	4,595
Depreciation and amortization	4,187	4,519
Other	5,841	6,740
Total general and administrative expenses	36,321	38,960
Income (Loss) from operations	(4,189)	(8,269)

Other income (expense):
Interest expense, net	(1,064)	(1,513)
Other, net	29	23
Total other expense, net	(1,035)	(1,490)
Income (Loss) before income taxes	(5,224)	(9,759)

Income tax (benefit) expense	(1,458)	(1,605)
Net income (loss)	(3,766)	(8,154)

Other comprehensive income (loss):
Net unrealized gain (loss) on derivative contracts	128	(449)
Comprehensive income (loss)	$(3,638)	$(8,603)

Earnings (Loss) per share:
Basic	$(0.31)	$(0.71)
Diluted	$(0.31)	$(0.71)

Weighted-average shares outstanding:
Basic	12,147	11,510
Diluted	12,147	11,510

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended
	April 2,	April 3,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(3,766)	$(8,154)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,187	4,519
Deferred income taxes, net	(1,058)	(2,136)
(Gain) loss on sale/disposal of equipment	1	(16)
Provision for doubtful accounts	170	366
Stock-based compensation	4,206	4,595
Accretion and fair value adjustments of contingent consideration	398	334
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	17,819	(4,451)
Contract assets	(4,547)	36,798
Other receivables	1,015	(253)
Prepaid expenses and other current assets	974	704
Other assets	3,952	607
Accounts payable	(15,122)	9,938
Accrued liabilities	(3,801)	(28,001)
Contract liabilities	1,280	1,602
Right-of-use assets	(63)	3
Net cash provided by operating activities	5,645	16,455
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(1,327)	(2,156)
Proceeds from sale of equipment	8	17
Net cash used in investing activities	(1,319)	(2,139)
Cash flows from financing activities:
Payments on contingent consideration	(5,371)	(1,434)
Payments on notes payable	(508)	(151)
Borrowings under term loan facility and line of credit	—	9,000
Repayments under term loan facility and line of credit	(3,250)	(13,250)
Principal payments on finance leases	(127)	(96)
Proceeds from stock option exercise	527	260
Proceeds from sales of common stock under employee stock purchase plan	1,385	1,073
Shares used to pay taxes on stock grants	(12)	(2,867)
Restricted Stock Award and Units	(1)	1
Net cash (used in) provided by financing activities	(7,357)	(7,464)
Net increase (decrease) in cash and cash equivalents	(3,031)	6,852
Cash and cash equivalents at beginning of period	28,405	5,452
Cash and cash equivalents at end of period	$25,374	$12,304
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$954	$1,735
Income taxes	(320)	529
Supplemental disclosures of noncash investing and financing activities:
(Gain) loss on cash flow hedge valuations, net of tax	128	(449)
Other working capital adjustment	—	—
Equipment acquired under finance leases	254	193

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(in thousands)

(Non-GAAP Measure)

	Three Months Ended
	April 2,	April 3,
	2021	2020
Consolidated
Contract revenue	$79,086	$106,026
Subcontractor services and other direct costs	31,134	56,420
Net Revenue	$47,952	$49,606

Energy segment
Contract revenue	$62,007	$87,799
Subcontractor services and other direct costs	29,258	53,292
Net Revenue	$32,749	$34,507

Engineering and Consulting segment
Contract revenue	$17,078	$18,227
Subcontractor services and other direct costs	1,876	3,128
Net Revenue	$15,202	$15,099

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(Non-GAAP Measure)

	Three Months Ended
	April 2,	April 3,
	2021	2020
Net income (loss)	$(3,766)	$(8,154)
Interest expense	1,064	1,513
Income tax expense (benefit)	(1,458)	(1,605)
Stock-based compensation	4,206	4,595
Interest accretion (1)	398	334
Depreciation and amortization	4,187	4,519
Transaction costs (2)	34	118
(Gain) Loss on sale of equipment	1	(16)
Adjusted EBITDA	$4,666	$1,304

(1)	Interest accretion represents the imputed interest and fair value adjustments to estimated contingent consideration.
(2)	Transaction costs represents acquisition and acquisition related costs.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(in thousands, except per share amounts)

(Non-GAAP Measure)

	Three Months Ended
	April 2,	April 3,
	2021	2020
Net income (loss)	$(3,766)	$(8,154)
Adjustment for stock-based compensation	4,206	4,595
Tax effect of stock-based compensation	(579)	(781)
Adjustment for intangible amortization	2,886	3,257
Tax effect of intangible amortization	(397)	(554)
Adjustment for Interest Accretion	398	—
Tax effect on Interest Accretion	(55)	—
Adjustment for transaction costs	34	118
Tax effect of transaction costs	(5)	(20)
Adjusted Net Income	$2,722	$(1,539)

Diluted weighted-average shares outstanding	12,147	11,510

Diluted earnings (loss) per share	$(0.31)	$(0.71)
Impact of adjustment:
Stock-based compensation per share	0.34	0.40
Tax effect of stock-based compensation per share	(0.05)	(0.06)
Intangible amortization per share	0.24	0.28
Tax effect of intangible amortization per share	(0.03)	(0.05)
Adjustment for Interest Accretion	0.03	—
Tax effect on Interest Accretion	—	—
Transaction costs per share	—	0.01
Tax effect of transaction costs per share	—	(0.00)
Adjusted Diluted EPS	$0.22	$(0.13)

Contact:

Willdan Group, Inc.

Al Kaschalk

VP Investor Relations

Tel: 310-922-5643

akaschalk@willdan.com